Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3222

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Steve Wold
Phone: 703-412-3231	Phone: 952-351-3056
E-mail: amanda.covington@atk.com	E-mail: steve.wold@atk.com

ATK Reports FY13 Third Quarter Operating Results

ATK Increases FY13 Full-Year Sales and EPS Guidance

Arlington, Va.,  Feb. 5, 2013 — ATK (NYSE: ATK) today reported operating results for the third quarter of its Fiscal Year 2013, which ended on December 30, 2012.  Orders for the quarter were $1.4 billion, up from $701 million in the prior-year quarter, bringing the year-to-date book-to-bill ratio to 1.2, driven by strong orders in ATK’s Aerospace and Sporting Groups. Third quarter year-over-year sales of $1.0 billion were down 5.5 percent, largely driven by the loss of the contract for operation and maintenance of the U.S. Army’s Radford Army Ammunition Plant (RFAAP).

Margins of 10.1 percent in the third quarter were up compared with the prior-year quarter of 9.4 percent. Excluding sales and associated profit from contracts at RFAAP and the absence of an accrual regarding a previously disclosed settlement related to the LUU flares litigation (the LUU flares accrual), FY13 third quarter margins as adjusted were 9.8 percent compared to 11.7 percent in the prior year quarter (see reconciliation table for details). The decrease was driven by higher pension expense and lower sales on higher margin programs in the energetics division and the lack of the reversal of the 2010-2012 long-term incentive accrual recorded in the prior year, partially offset by increased profit in the Sporting and Aerospace Groups. Fully diluted earnings per share were $1.93 compared to $1.51 in the prior-year period. Excluding sales and associated profit from the RFAAP contract and the LUU flares accrual, as adjusted fully diluted EPS was $1.84 compared to the prior-year quarter of $2.03 (see reconciliation table for details). Please see segment and corporate results below.

Key contract awards for the company in the third quarter include NASA’s Space Launch System and Advanced Booster projects, commercial aircraft business, a U.S. Air Force Weather Satellite study and spacecraft structures orders. The Defense Group also recorded key contract awards including the AAR-47 and the XM25 programs, and orders and sales volumes were strong in the Sporting Group, where ATK also continued its trend of improved operating margins.

“Our results this past quarter reflect ATK’s strength in our core markets, expanding capabilities, improved competitiveness, and successful execution across the enterprise,” said Mark DeYoung, ATK President and CEO. “We are focused on delivering sustainable revenues, improved earnings, free-cash flow and shareholder value.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the third quarter of the fiscal year, which ended December 30, 2012 (in thousands).

Sales:

	Quarters Ended				Nine Months Ended
	December 30, 2012	January 1, 2012	$ Change	% Change	December 30, 2012	January 1, 2012	$ Change	% Change

Aerospace Group	$301,123	$301,843	$(720)	(0.2)%	$906,078	$988,148	$(82,070)	(8.3)%
Defense Group	467,477	572,580	(105,103)	(18.4)%	1,466,089	1,593,032	(126,943)	(8.0)%
Sporting Group	287,582	243,061	44,521	18.3%	836,104	720,977	115,127	16.0%
Total sales	$1,056,182	$1,117,484	$(61,302)	(5.5)%	$3,208,271	$3,302,157	$(93,886)	(2.8)%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Nine Months Ended
	December 30, 2012	January 1, 2012	$ Change	% Change	December 30, 2012	January 1, 2012	$ Change	% Change

Aerospace Group	$37,478	$34,839	$2,639	7.6%	$109,506	$115,060	$(5,554)	(4.8)%
Defense Group	53,389	87,000	(33,611)	(38.6)%	209,295	241,695	(32,400)	(13.4)%
Sporting Group	30,215	22,786	7,429	32.6%	76,142	75,436	706	0.9%
Corporate	(14,223)	(39,201)	24,978	63.7%	(46,839)	(48,820)	1,981	4.1%
Total operating profit	$106,859	$105,424	$1,435	1.4%	$348,104	$383,371	$(35,267)	(9.2)%

SEGMENT RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group.

AEROSPACE GROUP

Third quarter sales were flat at $301 million compared to $302 million in the prior-year quarter reflecting strength in the space structures and components division, offset by lower sales in the space systems operations division.

Operating profit in the quarter increased 8 percent to $37 million compared to $35 million in the prior-year quarter, reflecting higher award fees in ATK’s propulsion business.

DEFENSE GROUP

Sales in the third quarter decreased 18 percent to $467 million compared to $573 million in the prior-year quarter. Absent sales related to RFAAP in the prior year, sales were $461 million compared to $526 million in the prior-year quarter (see reconciliation table for details). The decrease was driven by lower domestic and international sales in the small caliber systems and energetics divisions.

Operating profit for the quarter fell 39 percent to $53 million compared to $87 million in the prior-year quarter. Absent sales and profit related to RFAAP, adjusted profit was down 33 percent (see reconciliation table for details), driven by lower sales and mix as noted above.

SPORTING GROUP

Third quarter sales increased by 18 percent to $288 million compared to $243 million in the prior-year quarter. The increase in sales was driven primarily by higher unit volume and a previously announced price increase for ammunition.

Operating profit in the third quarter increased by 33 percent to $30 million compared to $23 million in the prior-year quarter, driven by increased sales as noted above. Margin performance in the third quarter continues the trend of improved margins year over year.

CORPORATE AND OTHER

In the third quarter, corporate and other expenses totaled $14 million compared to $39 million in the prior-year quarter, reflecting the absence of the LUU flares accrual, partially offset by increased pension expense. The tax rate for the quarter was 31.9 percent compared to 42.0 percent in the prior year. The lower tax rate is primarily due to the absence of the impact of the non-deductible portion of the LUU flares accrual from the prior year and increased benefits from the Domestic Manufacturing Deduction. Interest expense was $14 million compared to $20 million in the prior-year quarter, reflecting lower rates and borrowings compared to the prior year. Year-to-date free cash flow was $57 million compared to $27 million in the prior-year period (see reconciliation table for details), reflecting collection of a significant receivable and lower capital expenditures, partially offset by higher pension contributions and tax payments.

OUTLOOK

ATK is raising its full-year FY13 sales guidance to a range of approximately $4.25 billion to $4.3 billion, up from previous guidance of $4.1 billion to $4.2 billion. Full-year FY13 EPS guidance is now $7.90 to $8.10, up from previous guidance of $7.40 to $7.70, reflecting the higher sales expectations as well as improved operating performance. Full-year FY13 free cash flow guidance remains in the range of $175 million to $200 million.

“ATK’s outlook for the remainder of the fiscal year reflects strengthened revenue and profitability as well as continued strong free cash flow,” said Neal Cohen, ATK Executive Vice President and Chief Financial Officer.

On February 4, 2013, ATK announced it is changing the pension formula for affected employees who currently earn a benefit under ATK’s defined benefit pension plans. Effective July 1, 2013, affected employees will earn benefits under a new cash balance pension formula and will also be eligible for an enhanced company match under the ATK 401(k) Plan. All of the changes are prospective and all benefits earned through June 30, 2013, will remain unchanged.

“In order to win new business and to remain competitive, ATK is making the change to better manage our benefit costs,” said Cohen. “The new program provides an industry-

competitive retirement benefit to our employees that allows the company to have predictable and sustainable benefit costs for the long run.”

The effective tax rate for the year is expected to be approximately 30 percent, consistent with previously reported expectations. This expected tax rate reflects the retroactive extension of the Federal R&D tax credit as a result of the American Taxpayer Relief Act of 2012, signed into law on January 2, 2013.

Reconciliation of Non-GAAP Financial Measures

Sales, Margins, and Earnings Per Share

The Sales, Margins, and Earnings Per Share (EPS) excluding the results of Radford and the LUU flares accrual are non-GAAP financial measures that ATK defines as Sales, Margins, and EPS excluding the impact of these items. ATK management is presenting these measures so a reader may compare Sales, Margins, and EPS excluding these items as the measures provide investors with an important perspective on the operating results of the Company. ATK management uses these measurements internally to assess business performance, and ATK’s definition may differ from those used by other companies.

Total ATK for the Quarter Ending

December 30, 2012:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,056,182	$106,859	10.1%	$29,693	$63,231	$1.93
Radford	(6,741)	(4,259)		(1,661)	(2,598)	(0.09)
As adjusted	$1,049,441	$102,600	9.8%	$28,032	$60,633	$1.84

January 1, 2012:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,117,484	$105,424	9.4%	$36,085	$49,759	$1.51
Radford	(46,275)	(13,565)		(5,290)	(8,275)	(0.25)
LUU Flare Accrual		33,305		8,065	25,240	0.77
As adjusted	$1,071,209	$125,164	11.7%	$38,860	$66,724	$2.03

Defense Group for the Quarter Ending

December 30, 2012:

	Sales	EBIT	Margin
As reported	$467,477	$53,389	11.4%
Radford	(6,741)	(4,259)
As adjusted	$460,736	$49,130	10.7%

January 1, 2012:

	Sales	EBIT	Margin
As reported	$572,580	$87,000	15.2%
Radford	(46,275)	(13,565)
As adjusted	$526,305	$73,435	14.0%

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Nine Months Ended December 30, 2012	Nine Months Ended January 1, 2012	Projected Year Ending March 31, 2013

Cash used for/provided by operating activities	$118,400	$124,740	$275,000–$300,000
Capital expenditures	(61,351)	(97,916)	~(100,000)
Free cash flow	$57,049	$26,824	$175,000–$200,000

ATK is an aerospace, defense, and commercial products company with operations in 21 states, Puerto Rico, and internationally. News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of commercial aerospace structures programs; uncertainties related to the development of NASA’s new Space Launch System; demand for commercial and military ammunition; changes in federal and state firearms and ammunition regulation; changes in governmental spending, budgetary policies, including the impacts of potential sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with diversification into new markets; assumptions regarding the company’s long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(preliminary and unaudited)

	QUARTERS ENDED		NINE MONTHS ENDED
(Amounts in thousands except per share data)	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012

Sales	$1,056,182	$1,117,484	$3,208,271	$3,302,157
Cost of sales	836,555	871,680	2,510,754	2,549,873
Gross profit	219,627	245,804	697,517	752,284
Operating expenses:
Research and development	13,947	14,624	43,869	41,711
Selling	41,535	39,989	121,670	121,421
General and administrative	57,286	85,767	183,874	205,781
Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	106,859	105,424	348,104	383,371
Interest expense	(14,074)	(19,783)	(51,986)	(69,933)
Interest income	139	203	326	431
Loss on extinguishment of debt	—	—	(11,773)	—
Income before income taxes and noncontrolling interest	92,924	85,844	284,671	313,869
Income tax provision	29,693	36,085	85,330	112,308
Net income	63,231	49,759	199,341	201,561
Less net income attributable to noncontrolling interest	56	74	276	368
Net income attributable to Alliant Techsystems Inc.	$63,175	$49,685	$199,065	$201,193

Alliant Techsystems Inc.’s earnings per common share:
Basic	$1.95	$1.52	$6.13	$6.10
Diluted	$1.93	$1.51	$6.10	$6.06
Cash dividends paid per share	$0.26	$0.20	$0.66	$0.60
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	32,454	32,781	32,493	32,966
Diluted	32,652	32,955	32,641	33,181

Net income (from above)	63,231	49,759	199,341	201,561
Other comprehensive income (loss) net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service (credit) costs for pension and postretirement benefit plans recorded to net income (loss), net of tax (expense) benefitof $841, $844, $2,524, and $2,533	(1,352)	(1,346)	(4,055)	(4,039)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income (loss), net of tax benefit of $(12,279), $(9,569), $(36,897), and $(28,705)	19,519	15,198	58,561	45,475
Valuation adjustment for pension and postretirement benefit plans, net of tax benefit of $0, $0, $(732), and $0	—	—	1,268	—
Change in fair value of derivatives, net of income taxes of $681, $(3,875), $1,534, and $20,495, respectively	(1,064)	6,061	(2,399)	(32,056)
Change in fair value of available-for-sale securities, net of $(26), $60, $122, and $34, respectively	41	(95)	(191)	(54)
Total other comprehensive income(loss)	$17,144	$19,818	$53,184	$9,326

Comprehensive income	80,375	69,577	252,525	210,887

Less comprehensive income attributable to noncontrolling interest	56	74	276	368
Comprehensive income attributable to Alliant Techsystems Inc.	$80,319	$69,503	$252,249	$210,519

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(preliminary and unaudited)

(Amounts in thousands except share data)	December 30, 2012	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	$361,921	$568,813
Net receivables	1,254,710	1,341,998
Net inventories	303,252	258,495
Income tax receivable	22,098	—
Deferred income tax assets	108,123	101,720
Other current assets	48,192	51,512
Total current assets	2,098,296	2,322,538
Net property, plant, and equipment	581,055	604,498
Goodwill	1,251,536	1,251,536
Noncurrent deferred income tax assets	112,518	134,719
Deferred charges and other non-current assets	216,523	228,455
Total assets	$4,259,928	$4,541,746
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$50,000	$30,000
Accounts payable	210,010	333,980
Contract advances and allowances	125,348	119,824
Accrued compensation	114,958	121,901
Accrued income taxes	—	6,433
Other accrued liabilities	260,260	307,642
Total current liabilities	760,576	919,780
Long-term debt	1,047,118	1,272,002
Postretirement and postemployment benefits liabilities	104,665	111,392
Accrued pension liability	763,689	878,819
Other long-term liabilities	126,083	123,002
Total liabilities	2,802,131	3,304,995
Commitments and contingencies
Common stock - $.01 par value:
Authorized - 180,000,000 shares
Issued and outstanding - 32,742,750 shares at December30, 2012 and 33,142,408 at March 31, 2012	328	332
Additional paid-in-capital	545,917	537,921
Retained earnings	2,419,213	2,241,711
Accumulated other comprehensive loss	(857,414)	(910,598)
Common stock in treasury, at cost - 8,812,699 shares held at December 30, 2012 and 8,413,041 at March 31, 2012	(660,479)	(642,571)
Total Alliant Techsystems Inc. stockholders’ equity	1,447,565	1,226,795
Noncontrolling interest	10,232	9,956
Total equity	1,457,797	1,236,751
Total liabilities and equity	$4,259,928	$4,541,746

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(preliminary and unaudited)

	NINE MONTHS ENDED
(Amounts in thousands)	December 30, 2012	January 1, 2012
Operating activities
Net income	$199,341	$201,561
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	73,578	69,165
Amortization of intangible assets	8,400	8,357
Amortization of debt discount	5,116	10,651
Amortization of deferred financing costs	2,948	3,753
Deferred income taxes	(17,655)	(7,945)
Loss on extinguishment of debt	11,773	—
Loss (gain) on disposal of property	638	(4,679)
Share-based plans expense	10,878	8,321
Excess tax benefits from share-based plans	(2)	(23)
Changes in assets and liabilities:
Net receivables	87,288	(112,251)
Net inventories	(44,757)	(91,197)
Accounts payable	(113,411)	(55,274)
Contract advances and allowances	5,525	(1,289)
Accrued compensation	(7,076)	(40,852)
Accrued income taxes	(22,976)	37,500
Pension and other postretirement benefits	(30,975)	25,780
Other assets and liabilities	(50,233)	73,162
Cash (used for) provided by operating activities	118,400	124,740

Investing activities
Capital expenditures	(61,351)	(97,916)
Proceeds from the disposition of property, plant, and equipment	19	7,329
Cash used for investing activities	(61,332)	(90,587)

Financing activities
Payments made on bank debt	(10,000)	(15,000)
Payments made to extinguish debt	(409,000)	(300,000)
Proceeds from issuance of long-term debt	200,000	—
Payment made for debt issue costs	(1,458)	—
Purchase of treasury shares	(24,997)	(49,991)
Dividends paid	(21,563)	(19,921)
Proceeds from employee stock compensation plans	3,056	3,943
Excess tax benefits from share-based plans	2	23
Cash used for financing activities	(263,960)	(380,946)
Decrease in cash and cash equivalents	(206,892)	(346,793)
Cash and cash equivalents - beginning of period	568,813	702,274
Cash and cash equivalents - end of period	$361,921	$355,481